Exhibit 10.16(a)

Summary of Unwritten Compensation Arrangements
Applicable to Non-Employee Directors of Overstock.com, Inc.

During 2019 the Company expects to pay its non-employee directors other than the Chairwoman of the Board $75,000 annually at the rate of $18,750 per quarter, and expects to pay the Chairwoman of the Board $150,000 annually at the rate of $37,500 per quarter. The Company also expect to continue to grant restricted stock units to its non-employee directors, generally at the first Board meeting after a non-employee director first joins the Board, and typically annually thereafter, but subject to the total compensation limitations established in the Company’s 2005 Equity Incentive plan, as amended from time to time. The Company also reimburses non-employee directors for out-of-pocket expenses incurred in connection with attending Board and committee meetings. Haverford Valley, L.C., an affiliate of the Company, and certain affiliated entities which make travel arrangements for the Company's executives, also occasionally make travel arrangements for non-employee directors to attend Board meetings.